Exhibit 97
THE ALLSTATE CORPORATION
DODD-FRANK CLAWBACK POLICY
(FOR RECOUPMENT OF INCENTIVE COMPENSATION OF EXECUTIVE OFFICERS
IN THE EVENT OF A RESTATEMENT)

To comply with the rules and policies of the SEC and the NYSE, the Compensation and Human Capital Committee of the Board of Directors of the Corporation has approved the following Policy regarding the recoupment of incentive compensation from Award Recipients in the event of a Restatement.
Compliance with the Exchange Act
This Policy shall be interpreted and administered consistent with the applicable securities laws, including the requirements of (i) Section 10D of the Exchange Act, added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) Rule 10D-1 under the Exchange Act, and (iii) the listing standards adopted by the NYSE or other national securities exchange or association in which the Corporation’s shares are listed, as applicable.
Recoupment
If the Corporation is required to undertake a Restatement, then the Corporation will recover reasonably promptly the Recoverable Incentive received by any Award Recipient during the Applicable Period, as well as any transition period (that results from a change in the Corporation’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).
Definitions
Applicable Period
Applicable Period means the three completed fiscal year periods immediately preceding the date that the Corporation is required to prepare the Restatement.
Award Recipient
Award Recipient means the Corporation’s current and former executive officers, in accordance with the definition of “executive officer” set forth in Rule 10D-1 under the Securities Exchange Act of 1934 and Section 303A.14 of the New York Stock Exchange Listed Company Manual.
Committee
Committee means the Compensation and Human Capital Committee of the Board. The Committee has the sole and absolute discretion to interpret, apply, enforce and make all determinations pursuant to the Policy, subject to the Exchange Act and applicable rules and policies of the SEC and the NYSE with respect to recoupment in the case of any Restatement.

Exhibit 97

Corporation
Corporation means The Allstate Corporation.
Exchange Act
Exchange Act means the Securities Exchange Act of 1934, as amended.
Financial Reporting Measure
Financial Reporting Measure means any measure determined and presented in accordance with the accounting principles used to prepare the Corporation’s financial statements and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. Financial Reporting Measures include both GAAP and non-GAAP measures.
Incentive-Based Compensation
Incentive-Based Compensation means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, which shall include, without limitation, (i) cash incentive compensation or other cash awards, including awards under the Corporation’s Annual Executive Incentive Plan, (ii) performance stock awards, (iii) restricted stock units, (iv) options, and (v) other restricted stock, performance share units, stock appreciation rights, or equity awards approved from time to time by the Committee.
NYSE
NYSE means the New York Stock Exchange.
Policy
Policy means The Allstate Corporation Dodd-Frank Clawback Policy.
Recoverable Incentive
Recoverable Incentive means the amount of Incentive-Based Compensation (computed without regard to any taxes paid) received by a current or former Award Recipient that is paid, granted, earned, or vested, as applicable, based wholly or in part upon the attainment of any Financial Reporting Measure, that exceeds the amount of Incentive-Based Compensation that otherwise would have been received by the Award Recipient had it been determined based on the Restatement, as determined by the Committee.
For the avoidance of doubt, a Recoverable Incentive under this Policy does not include stock options, restricted stock, restricted stock units or similar equity-based awards for which the grant is not contingent upon achieving any Financial Reporting Measure performance goal and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more non-financial reporting measures.

Exhibit 97
Restatement
Restatement means any accounting restatement (occurring after the effective date of this Policy) required due to material noncompliance of the Corporation with any financial reporting requirements under the securities laws, including to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
SEC
SEC means the Securities and Exchange Commission.
Committee Administration
The authority to manage the operation, administration and interpretation of this Policy is vested in the Committee. Any determinations of the Committee will be final, binding and conclusive and need not be uniform with respect to each individual covered by this Policy.
Subject to applicable law, in addition to other actions permitted by law or contract, the Corporation may take any or all actions to recoup Recoverable Incentives hereunder, which may include, without limitation: requiring any affected Award Recipients to repay Recoverable Incentives to the Corporation; cancelling or setting off against other compensation; cancelling or reducing future compensation; forfeiting amounts that have been deferred into a deferred compensation plan (whether or not qualified), subject to compliance with Section 409A of the Internal Revenue Code and regulations thereunder; requiring the affected Award Recipient to transfer shares of stock to the Corporation; or taking such other actions or combination of actions as the Committee determines to be appropriate. In addition, the Committee may determine whether and to what extent additional action is appropriate to address the circumstances surrounding such Restatement so as to minimize the likelihood of any recurrence as it determines to be appropriate. Subject to applicable law, the Committee may effect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to an Award Recipient prior to, on or after October 2, 2023, which is the effective date of applicable changes to Rule 10D-1 of the Exchange Act.
The Corporation’s right to recover the Recoverable Incentive under this Policy is in addition to and separate from any other relief available to the Corporation or any other actions as may be taken by the Committee in its sole discretion.
The Corporation will, in addition to recovering reasonably promptly the Recoverable Incentive, make the appropriate disclosures to the SEC as required by applicable laws, rules and regulations.
Notwithstanding the foregoing, recovery of the Recoverable Incentive will not be required to the extent the Committee has made a determination that such recovery would be impracticable and one of the following conditions has been satisfied:
1)    The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Recoverable Incentive based on the expense of

Exhibit 97
enforcement, the Corporation must make a reasonable attempt to recover such Recoverable Incentive, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE.
2)    Recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that, before concluding that it would be impracticable to recover any amount of Recoverable Incentive based on violation of home country law, the Corporation must obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and must provide such opinion to the NYSE.
3)    Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Corporation, to fail to meet the requirements for tax qualification under the Internal Revenue Code and regulations thereunder.
Choice of Law and Blue Pencil
This Policy, and all determinations made and actions taken pursuant to this Policy, shall be governed by the laws of the state of Delaware and applicable federal laws and stock exchange listing standards, excluding any conflicts or choice of law rule or principle.
In the event that any provision of this Policy is unenforceable under applicable law, the validity or enforceability of the remaining provisions will not be affected. To the extent any provision of this Policy is determined by a court or arbitrator to be unenforceable, a court or arbitrator shall interpret or modify the Policy, to the extent necessary, for it to be enforceable to the maximum extent possible. The provisions of this Policy will, where possible, be interpreted so as to sustain its legality and enforceability.
Arbitration
All aspects of any dispute between an Award Recipient and the Corporation (including a dispute with any of its subsidiaries) that includes a controversy or claim arising out of or relating to this Policy or the breach thereof (including any aspects of such dispute that are in addition to those relating to this Policy or breach thereof) shall be settled by final, binding and non-appealable arbitration in accordance with the terms of the Mutual Arbitration Agreement entered into by and between the Award Recipient and the Corporation or any subsidiary.
Prohibition on Indemnification or Insurance by the Corporation
Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Award Recipient that may be interpreted to the contrary, the Corporation may not indemnify or insure any current or former Award Recipient against the loss of any Recoverable Incentive under this Policy.

Exhibit 97
Successors
This Policy shall be binding and enforceable against all Award Recipients and their beneficiaries, heirs, executors, administrators or other legal representatives.
Amendment; Termination
The Committee may amend this Policy from time to time and may terminate this Policy at any time, in each case in its sole discretion.

Application
This Policy applies to all Incentive-Based Compensation received by an individual after beginning service as an Award Recipient, who served as an Award Recipient at any time during the performance period for that Incentive-Based Compensation and while the Corporation has a class of securities listed on a national securities exchange. For purposes of this Policy, Incentive-Based Compensation shall be deemed “received” in the Corporation’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. Further, for purposes of determining the relevant Applicable Period, the date that the Corporation is required to prepare the Restatement is the earlier to occur of (i) the date the Board, a committee of the Board, or the officer or officers of the Corporation authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Corporation is required to prepare a Restatement, and (ii) the date a court, regulator, or other legally authorized body directs the Corporation to prepare a Restatement. Finally, for Incentive-Based Compensation based on stock price or total shareholder return: (i) the amount of the Recoverable Incentive shall be determined by the Committee based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, and (ii) the Corporation shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

As amended and restated effective July 9, 2024